EXHIBIT 10.24

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into as of November 12, 2009 (the "Effective Date"), by and between TYNSOLAR CORPORATION, a Taiwanese company with a place of business at 1381 Ren-Ay. Chunan-Jenn, Miaulih 350, Taiwan ("Buyer"), and IX Energy Holdings, Inc., a Delaware corporation with a place of business at 711 Third Avenue. 12th Floor, New York, NY 10017-9204("Seller") and together herein after referred to collectively as the Parties.

In consideration of the mutual covenants and conditions herein contained, and intending to be legally bound hereby. the parties mutually agree as follows:

1.           Seller agrees to sell and Buyer agrees to buy from Seller the products set forth in Schedule A attached (the "Products") pursuant to the provisions of this Agreement.

2.           Price and Terms of Payment.

2.1.
The price for the Products is 51 ,400,000 USD payable as follows: forgiveness of 3800,000USD credit from Seller to Buyer and $600,000USD via issuing an irrevocable LC. The LC will read that 5480,000 will be released to IX Energy FOB the Port of New York – New Jersey. The remaining 3120.000 within 30 days of the equipment arriving in Taiwan

2.2.	Tynsolar is responsibility for notifying IX Energy within 24 hours of the equipment's arrival inTaiwan.

2.3.	The costs associated with packing and shipping the equipment to the Port of New York –New Jersey will be shared equally between IX Energy and Tynsolar.

3. Performance and Performance Period

3.1.
Seller shall pack all of the Products and related components in a manner using sufficiently strong packaging appropriate for shipping. transportation, loading and unloading and in accordance with the reasonable standard in the industry for the same kind of Products

3.2.
Buyer shall inspect the Products on November 10 and 11 2009 Eastern Standard Time in the products current locations in M & G Transportation. 1 San Antonio Way, Pawtuckett, RI 02860 and 1640 New Market Ave., South Plainfield, NJ 07080 (the "Warehouses").

3.3
Subject to the approval by Buyer for the inspection set forth in Clause 3.2, Buyer shall open irrevocable LC so that it arrives in the bank account of the Seller no later than November 17, 2009, Eastern Standard Time.

3.4.	Upon receipt of the irrevocable LC, Seller shall deliver the Products FOB Warehouses (Incoterms 2000).

4.           Other Documentation Required.

4.1.	Seller has and must provide all correspondent exporting documentation such as Bill of Lading Invoice, Packing List etc as the proofs of shipment

5.           Warranty

5.1	The warranty terms will remain as specified in the original purchase agreement between IXEnergy and Spire.

6.           Creation of a JV between IX Energy and Tynsolar.

6.1.
IX Energy and Tynsoiar will create a JV for the Spire line. IX Energy will retain a 1% ownership interest in the JV and will contribute the Spire purchase contract, including the warranty, into the JV.

7.           Release and Termination. The parties agree that OEM agreement between the parties dated 11/28/2008 is hereby terminated with both parties releasing any claims that they may have against the other based upon or stemming from that OEM agreement, which is subject to the success of the procurement of $140.000USD. Miscellaneous

7.1.
Attorneys' Fees. In any suit. action, or proceeding between the parties arising from,concerning, or related to this Agreement. neither party shall be entitled to an award of attorney's fees from the other party.

7.2.	Controlling Law. This Agreement shall be construed in accordance with and be governed by the laws of the State of New York.

7.3.	Counterparts. This Agreement may be executed in counterparts, both of which shall been forceable as an original, but which together shall constitute one and the same instrument.

7.4.
Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes all prior and contemporaneous agreements, representations, warranties and understandings of the parties. No supplement. modification, or amendment of this Agreement shall be binding unless executed in writing by the parties.

7.5.
Forum Non Conveniens; Venue. The parties submit to and consent to the exclusive jurisdiction of the state and Federal courts located in the State of New York and any suit, action, or proceeding between the parties arising from, concerning, or related to this Agreement action shall be litigated only in the Federal District Court for the Southern District of New York or the state courts in the State of New York. The parties waive any objection based on Forum Non Conveniens and any objection to venue in connection therewith.

7.6.
Impossibility of Performance, Force Majeure: Neither of the Parties shall be deemed to be in violation of this Agreement if it is prevented from performing any of its obligations hereunder for any reason beyond its control, including without limitation, acts of God or of the public enemy. flood or storm, strikes or statutory regulations or rule of any federal, state or local government. or any agency thereof.

7.7.	Negation of Partnership and Equity Interest. Nothing contained in this Agreement shall constitute or be construed to be or to create a partnership or joint venture between the Parties.

7.8.
No Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether same or in similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

7.9.
Notices. Any notice required or permitted hereunder shall be in writing. If mailed such notice shall be sent certified or registered mail, return receipt requested and shall be deemed given three (3) business days after it is deposited in any official depository for United States mail within the State of New York. postage paid and properly addressed. Notice may also be sent by Federal Express or other established overnight delivery service, in which event such notice shall be deemed given one (1) business day after it is picked up by or delivered to such overnight delivery service, properly addressed, paid for by sender. Notice personally delivered may be delivered to the party or to an office maintained by the party provided the office is open at the time of delivery and the notice is left with a receptionist, secretary or other suitable staff person. Notice personally delivered shall be deemed given on the day delivered. All notices shall be sent or delivered to the intended party at the addresses set forth at the beginning of this Agreement. unless a different address is specified by notice given in accordance with this provision.

7.10.
Rules of Construction. This Agreement is the result of negotiations between the parties,and its drafting is a product of same. As a result, notwithstanding any rule or maxim of construction to the contrary, any ambiguity or uncertainty in this Agreement shall not be construed against either party based upon the authorship of any of the provisions hereof.

7.11.	Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

7.12.
Sever Ability. If any provision of this Agreement is held to be invalid or in contravention of any applicable law or regulation, such part or provision shall be construed to be limited in scope or duration to the maximum scope and duration that is legal, valid and enforceable or, if it cannot be limited. then it shall be severable without affecting the validity of any other part or provision of this Agreement.

7.13.	Subsequent Documents. The parties will execute and deliver any and all documents and instruments of any kinds, necessary or appropriate to carry this Agreement into effect.

7.14.	Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties and their respective successors.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.

IX Energy Holdings, Inc.	Tynsolar Corporation

/s/ Steven Hoffinann	/s/
Name: Steven Hoffinann	Name: Mr. Foo
Title: Chief Executive Officer	Title: Chairman of Tvnsolar
Date: 12/2/2009	Date: